EXHIBIT 9.1

CONSENT OF ATTORNEYS

Reference is made to the Offering Statement of VetaNova, Inc., whereby the Company proposes to sell shares of its common stock and warrants. Reference is also made to Exhibit 12 included as part of this Offering Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

Denver, Colorado

April 29, 2022